EXHIBIT 10.14

EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), is made between Alexandria Real Estate Equities, Inc. (the “Company”) and Daniel J. Ryan (“Employee”). This Agreement is effective as of August 30, 2010 (the “Effective Date”).
RECITALS
WHEREAS, the Company desires to employ Employee as its Senior Vice President – Regional Market Director-San Diego/Strategic Operations, and
WHEREAS, Employee desires such employment by the Company, on the terms and conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions set forth herein, the parties hereto agree as follows:
SECTION 1.POSITION; DUTIES; LOCATION.
Employee agrees to be employed by and to serve the Company as its Senior Vice President – Regional Market Director-San Diego/Strategic Operations, and the Company agrees to employ and retain Employee in such capacity. In addition, Employee agrees to serve in such capacities for the Company’s subsidiaries, and in such additional or different capacities consistent with Employee’s position as a senior executive of the Company, as may be determined by the Board of Directors of the Company (the “Board”). Employee shall devote such of his business time, energy, and skill to the affairs of the Company and its subsidiaries as shall be necessary to perform the duties of such positions. Notwithstanding the foregoing, and subject to any written policies of the Company, nothing in this Agreement shall preclude Employee from: (i) engaging in charitable and community affairs and not-for-profit activities, so long as they do not interfere with Employee’s duties and responsibilities under this Agreement; (ii) managing Employee’s personal investments; (iii) serving on the boards of directors of non-profit companies; and (iv) serving on the boards of directors of other for-profit companies; provided, however, that, prior to accepting a position on any such for-profit board of directors, Employee shall obtain the approval of the Board (or, if applicable, the appropriate committee thereof), which shall be provided or withheld within the Board’s sole discretion. The Company acknowledges and agrees to Employee’s current and/or anticipated involvement with the entities as noted and described on Exhibit A (“Outside Entities With Which Employee Is or Intends to be Involved During his Employment with Company and Employee’s Current or Anticipated Relationship to such Entities”). Employee shall report to the Company’s Chief Executive Officer. Employee shall be based in the Company’s San Diego, California office, except for required travel on the Company’s business. Notwithstanding the foregoing, the Company retains the discretion to change Employee’s title, reporting relationship, duties and assigned office location within its sole discretion (provided that, certain changes by the Company without Employee’s express written consent could give rise to grounds for a “Good Reason” resignation and receipt of compensation and benefits as provided in Section 3.7 herein).
SECTION 2.    COMPENSATION AND OTHER BENEFITS.
In consideration of Employee’s employment, and except as otherwise provided herein, Employee shall receive from the Company the compensation and benefits described in this Section 2. Employee authorizes the Company to deduct and withhold from all compensation to be paid to Employee any and all sums required to be deducted or withheld by the Company pursuant to the provisions of any federal, state, or local law, regulation, ruling, or ordinance, including, but not limited to, income tax withholding and payroll taxes.

2.1    Base Salary. Subject to the terms and conditions set forth herein, the Company agrees to pay Employee a base salary at the rate of three hundred thousand dollars ($300,000.00) per year, less standard payroll deductions and withholdings, payable on the Company’s regular payroll schedule (the “Base Salary”). Employee’s Base Salary shall be reviewed no less frequently than annually by the Board (or such committee as may be appointed by the Board for such purpose). The Base Salary payable to Employee shall be increased annually, at such times as the Board or a committee of the Board may deem appropriate, to an amount determined by the Board (or a committee of the Board). Each such new Base Salary shall become the base for each successive annual increase; provided, however, that such increase, at a minimum, shall be equal to the cumulative cost-of-living increment as reported in the “Consumer Price Index, San Diego, All Items,” published by the U.S. Department of Labor. Any increase in Base Salary or other compensation shall in no way limit or reduce any other obligations of the Company hereunder and, once established at an increased specified rate, Employee’s Base Salary shall not be reduced unless Employee otherwise agrees in writing.
2.2    Signing Bonus. Employee shall receive a signing bonus of three hundred thousand dollars ($300,000.00) (the “Signing Bonus”), paid in two installments as follows: fifty percent (50%) will be paid on the first regularly scheduled payroll date following the Effective Date (or after the commencement of employment, if it occurs after the Effective Date), and fifty percent (50%) will be paid six (6) months after the Effective Date, provided that Employee is still employed on that date. If, prior to the one year anniversary of the Effective Date, Employee’s employment terminates due to Employee’s resignation (other than a resignation for Good Reason (as defined herein)), Employee is otherwise unavailable to perform Employee’s duties hereunder, or the Company terminates Employee’s employment for Cause (as defined herein), Employee must repay a portion of the Signing Bonus, prorated based on Employee’s actual length of employment during the period from the Effective Date through one year after the Effective Date. Employee will not be required to repay any portion of the Signing Bonus if Employee’s employment is terminated by the Company without Cause, or if Employee resigns for Good Reason.
2.3    Annual Bonus.  Employee shall be eligible to receive a bonus for each calendar year of the Company (each a “Bonus Year”) during Employee’s employment, in an amount to be determined in the sole discretion of the Board (or a committee of the Board) based upon its evaluation of Employee’s performance and the performance of the Company during such year and such other factors and conditions as the Board (or a committee of the Board) deems relevant. Bonuses are not guaranteed, and the Board may determine that Employee has not earned a bonus for any Bonus Year. Any earned bonus shall be payable within 185 days after the end of the relevant Bonus Year or as soon thereafter as reasonably practicable, but in no event after the end of the year following the relevant Bonus Year; provided, however, that in the event Employee terminates employment with the Company for any reason other than a termination by the Company for Cause, after the end of the Bonus Year and prior to the date when such bonuses are paid by the Company to senior executives, then Employee shall receive the same cash bonus (not including any restricted stock grant shares) that would have been awarded to Employee in the absence of such termination and it shall be paid to Employee at the same time that cash bonuses are paid by the Company to other senior executives.
2.4    Restricted Stock; Options. Subject to approval of the Compensation Committee of the Board (the “Compensation Committee”), Employee shall receive a restricted stock grant (the “Grant”), to be issued as of Employee’s first day of employment or as soon thereafter as approval of the Compensation Committee is obtained, in the amount of 15,000 shares of restricted stock, of which one third of the stock will vest (subject to Employee’s continuous service) on each annual anniversary of the Effective Date over a three (3) year period, with the first such vesting date to take place on the first anniversary of the Effective Date. Employee shall also be eligible for additional equity awards from time to time as shall be determined by the Compensation Committee in its sole discretion, and subject to such vesting, exercisability, and other provisions as the Compensation Committee may determine in its discretion, after reviewing the performance of both Employee and the Company. The Grant and all other equity awards (if any) shall be governed in all respects by the terms of the applicable stock option or restricted stock agreements, grant notice and plan documents, except as specifically provided in Sections 3.1(a), 3.1(b), 3.4(b), 3.5 and 3.7(b) hereof.
2.5    Vacation. Employee shall be entitled to accrue a minimum of three (3) weeks of paid vacation during each calendar year, prorated for partial years. Any accrued vacation not taken during any year may be carried forward to subsequent years; provided that Employee may not accrue more than six (6) weeks of unused vacation at any time.

2.6    Other Benefits. Employee shall be eligible to participate in such of the Company’s benefit and deferred compensation plans as may be made available to executive officers of the Company, including, without limitation, the Company’s stock incentive plans, annual incentive compensation plans, profit sharing/pension plans, deferred compensation plans, annual physical examinations, dental plans, vision plans, sick pay, medical plans, personal catastrophe and accidental death insurance plans, financial planning, automobile arrangements, retirement plans and supplementary executive retirement plans, if any.
2.7    Reimbursement For Expenses.  The Company shall reimburse Employee for all reasonable out-of-pocket business expenses (including, but not limited to, business entertainment expenses) incurred by Employee for the purpose of and in connection with the performance of his services pursuant to this Agreement. Employee shall be entitled to such reimbursement upon the presentation by Employee to the Company of vouchers or other statements itemizing such expenses in reasonable detail consistent with the Company’s policies. In addition, Employee shall be entitled to reimbursement for: (i) dues and membership fees in professional organizations and industry associations in which Employee is currently a member or becomes a member; and (ii) appropriate industry seminars and mandatory continuing education. The amount of expenses eligible for reimbursement pursuant to this Section 2.7 during a calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year. Without extending the time of payment that would apply in the absence of this sentence, the Company shall reimburse Employee for any expense eligible for reimbursement pursuant to this Section 2.7 in accordance with the Company’s applicable expense reimbursement policies and procedures and on or before the end of the calendar year following the calendar year in which the expense was incurred.
SECTION 3.    TERM AND TERMINATION; SEVERANCE.
3.1    Term And Termination; Nonrenewal. The term of this Agreement (the “Term”) shall be for a period commencing on the Effective Date and ending three (3) years after the Effective Date, unless terminated earlier pursuant to this Agreement; provided, however, that commencing on August 30, 2013, and on each subsequent anniversary thereof, the Term shall be automatically extended for one (1) additional year unless, no later than ninety (90) days before such date, either party shall have given written notice to the other that it does not wish to extend the Term of this Agreement (which notice may be given for any reason). References herein to the Term shall refer to both the initial Term and any such extended Term. In the event that the Agreement terminates at the end of the Term due to timely notice of non-renewal by either party for any reason, Employee shall be entitled to compensation pursuant to Section 3.2.
(a)    Non-renewal By Company Not In Connection With A Change In Control. In addition to compensation pursuant to Section 3.2, if the Company is the party providing notice of non-renewal of the Agreement and such termination due to non-renewal of the Agreement is effective prior to a Change in Control (as defined herein), then Employee shall receive the following, provided that, Employee satisfies the Release requirement under Section 3.8: the Company shall accelerate the vesting of any equity awards previously granted to Employee by the Company (whether in the form of stock options or restricted stock) such that the shares that would have vested in the one (1) year period following the Separation Date (as defined herein), had Employee’s employment not been terminated, shall be deemed vested as of the Separation Date.
(b)    Non-Renewal By Company On Or Following Change In Control. In addition to compensation pursuant to Section 3.2, if the Company is the party providing notice of non-renewal of the Agreement and such termination due to non-renewal of the Agreement is effective on or following a Change in Control, then Employee shall receive the following, provided that, Employee satisfies the Release requirement under Section 3.8: (i) the Company shall accelerate the vesting of any equity awards previously granted to Employee by the Company (whether in the form of stock options or restricted stock) such that the shares that would have vested in the one (1) year period following the Separation Date, had Employee’s employment not been terminated, shall be deemed vested as of the Separation Date; and (ii) the Company shall pay Employee severance in an amount equal to one (1) year of Base Salary, less standard payroll deductions and withholdings, and paid in accordance with Section 3.9. The Company’s obligation to provide, or continue to provide, the severance payments referenced in the immediately preceding sentence will cease immediately and in full in the event that Employee materially breaches any of Employee’s continuing obligations to the Company (including, but not limited to, any continuing obligations under this Agreement or the Proprietary Information Agreement (as defined herein)).
3.2    Compensation Upon Termination. Upon the termination of Employee’s employment for any reason, including termination at the end of the Term due to timely notice of non-renewal by either party, the Company shall pay Employee all of Employee’s accrued and unused vacation and unpaid Base Salary earned through Employee’s last day of employment (the “Separation Date”). In addition, any bonus owed under Section 2.3 shall be paid in accordance with the terms of Section 2.3.
3.3    Termination For Cause. At any time, the Company shall be entitled to terminate this Agreement for Cause (as defined herein) immediately upon written notice to Employee, which notice shall specify the reason for and the effective date of such termination. In that event, the Company shall pay Employee the compensation set forth in Section 3.2, and Employee shall not be entitled to any further compensation from the Company, including severance benefits.
3.4    Termination Without Cause During The Term And Not In Connection With A Change In Control. The Company shall be entitled to terminate Employee’s employment without Cause during the Term immediately upon written notice to Employee. In that event, and provided that Employee is not eligible for severance benefits under Section 3.7 (Termination Without Cause or Resignation For Good Reason During The Term And In Connection With A Change In Control), Employee shall receive the following severance benefits:
(a)    Salary Continuation. The Company shall pay Employee severance in an amount equal to one (1) year of Base Salary, less standard payroll deductions and withholdings, and paid in accordance with Section 3.9. The Company’s obligation to provide, or continue to provide, such severance payments will cease immediately and in full in the event that Employee materially breaches any of Employee’s continuing obligations to the Company (including, but not limited to, any continuing obligations under this Agreement or the Proprietary Information Agreement).
(b)    Accelerated Vesting. The Company shall accelerate the vesting of any equity awards previously granted to Employee by the Company (whether in the form of stock options or shares of restricted stock) such that all of the unvested shares shall be deemed vested as of the Separation Date
(c)    Bonus. The Company shall pay Employee a cash bonus for the year in which the Separation Date occurs in the amount of the cash bonus that Employee earned for the previous year, if any, or if such amount has not been determined at the time of termination, for the year prior to the previous year (provided that, if termination is on or after a Change in Control, and Section 3.7 does not apply, the amount shall in no event be lower than the highest actual cash bonus amount received by Employee for the two (2) calendar years preceding the calendar year in which the Change in Control occurs). For the avoidance of doubt, the calculation of such cash bonus shall not include any restricted stock grants, shares of stock, or the value of such grants or stock, which may have been provided to Employee at any time.
(d)    Restricted Stock Grants. The Company shall grant to Employee, fully vested, the pro rata amount of: (1) any annual performance-based grants for Employee of restricted stock that may have already then been determined by the Compensation Committee for the Company’s fiscal year prior to the fiscal year in which the Separation Date occurs but which have not yet been made to Employee as of the Separation Date; or (2) in the event that such annual performance-based grants have not yet been determined for the Company’s fiscal year prior to the fiscal year in which the Separation Date occurs, the average of the amounts of any such grants that Employee received during the preceding two fiscal years (or, if termination is on or after a Change in Control and Section 3.7 does not apply, such amount shall be no lower than the average of the two (2) annual grants received by Employee for the two (2) calendar years preceding the calendar year in which the Change in Control occurs). In either event, the proration shall be based on the number of months of completed service during the fiscal year of termination divided by twelve (12).
(e)    Continued Health Benefits. If Employee timely elects to continue coverage under the Company’s health insurance plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985

(“COBRA”) or any analogous provisions of state law, the Company shall pay the applicable premiums for such continued coverage throughout the twelve (12) month period following the Separation Date; provided, however, that (i) the Company shall not be required to make any such payments after such time as Employee becomes entitled to receive similar health insurance coverage from another employer or recipient of Employee’s services (and Employee shall promptly notify the Company of any such fact), and (ii) any applicable premiums that are paid by the Company shall not include any amounts payable by Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Employee.
3.5    Termination During The Term Upon Death Or Disability. The Agreement shall terminate immediately during the Term upon Employee’s death or Disability (as defined herein). In that event, the Company shall provide Employee (or his estate, in the event of Employee’s death) with the compensation set forth in Section 3.2, as well as the severance benefits set forth in Section 3.4.
3.6    Resignation During The Term. Employee shall be entitled to resign at any time during the Term upon written notice to the Company thirty (30) days prior to the effective date of such resignation, which shall be specified in Employee’s notice of resignation. Unless Employee’s resignation is for Good Reason in connection with a Change in Control, upon Employee’s resignation, the Company shall pay Employee the compensation set forth in Section 3.2, and Employee shall not be entitled to any further compensation from the Company, including severance benefits, provided that, Employee will receive reimbursement of business expenses as provided under Section 2.7, and any bonus owed under Section 2.3 shall be paid in accordance with the terms of Section 2.3.
3.7    Termination Without Cause Or Resignation For Good Reason During The Term And In Connection With A Change In Control. Upon or within two (2) years following a Change in Control, the Company, during the Term, shall be entitled to terminate Employee’s employment without Cause immediately upon written notice to Employee, and Employee, during the Term, shall be entitled to terminate this Agreement for Good Reason in accordance with Section 3.10(c). In either event, Employee shall receive the following severance benefits:
(a)    Salary Continuation. The Company shall pay Employee severance in an amount equal to one and one-half (1.5) years of Base Salary, less standard payroll deductions and withholdings, and paid in accordance with Section 3.9. The Company’s obligation to provide, or continue to provide, such severance payments will cease immediately and in full in the event that Employee materially breaches any of Employee’s continuing obligations to the Company (including, but not limited to, any continuing obligations under this Agreement or the Proprietary Information Agreement).
(b)    Accelerated Vesting. The Company shall accelerate the vesting of any equity awards previously granted to Employee by the Company (whether in the form of stock options or shares of restricted stock) such that all of the unvested shares shall be deemed vested as of the Separation Date.
(c)    Bonus. The Company shall pay Employee a cash bonus for the year in which the Separation Date occurs in an amount equal to one and one-half (1.5) times the amount of the cash bonus that Employee earned for the previous year, if any, or, if such amount has not been determined at the time of termination, one and one-half (1.5) times the amount for the year prior to the previous year (provided that, the amount shall in no event be lower than one and one-half (1.5) times the highest actual cash bonus amount received by Employee for the two (2) calendar years preceding the calendar year in which the Change in Control occurs). For the avoidance of doubt, the calculation of such cash bonus shall not include any restricted stock grants, shares of stock, or the value of such grants or stock, which may have been provided to Employee at any time.
(d)    Restricted Stock Grants. The Company shall grant to Employee, fully vested, the pro rata amount of: (1) any annual performance-based grants of restricted stock that may have already then been determined by the Compensation Committee for the Company’s fiscal year prior to the fiscal year in which the Separation Date occurs but which have not yet been made to Employee as of the Separation Date; or (2) in the event that such annual performance-based grants have not yet been determined for the Company’s fiscal year prior to the fiscal year in which the Separation Date occurs, the average of the amounts of any such grants that Employee received during the preceding two fiscal years (provided that, such amount shall be no lower than the average of the two (2) annual grants received by Employee for the two (2) calendar years preceding the calendar year in which the Change in Control occurs). In either event, the proration shall be based on the number of months of completed service during the fiscal year of termination divided by twelve (12).
(e)    Continued Health Benefits. If Employee timely elects to continue Employee’s coverage under the Company’s health insurance plans in accordance with COBRA or any analogous provisions of state law, the Company shall pay the applicable premiums for such continued coverage throughout the twelve (12) month period following the Separation Date; provided, however, that (i) the Company shall not be required to make any such payments after such time as Employee becomes entitled to receive similar health insurance coverage from another employer or recipient of Employee’s services (and Employee shall promptly notify the Company of any such fact), and (ii) any applicable premiums that are paid by the Company shall not include any amounts payable by Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Employee.
3.8    Release. As a condition to receipt of any accelerated vesting or severance benefits under this Agreement, Employee (or Employee’s estate, in the event of Employee’s death) shall be required to provide the Company with an effective general release of any and all known and unknown claims against the Company and other specifically identified released parties, substantially in the form attached hereto as Exhibit B (the “Release”), within the applicable time period set forth in the specific form of Release provided to Employee by the Company, but in no event more than sixty (60) days following the Separation Date.
3.9    Payment Of Severance Benefits; Section 409A. In the event that Employee is entitled to any severance benefits pursuant to Sections 3.1(a), 3.1(b), 3.4, 3.5 or 3.7 of this Agreement (other than any accelerated vesting under Sections 3.1(a), 3.1(b), 3.4(b), 3.5 or 3.7(b)), such severance benefits shall be payable as follows: (1) (i) any payment of Base Salary pursuant to Sections 3.1(b), 3.4(a) or 3.5, shall be made in the form of substantially equal installments for a period of one (1) year following the Separation Date, and (ii) any payment of Base Salary pursuant to Section 3.7(a), shall be made in the form of substantially equal installments for a period of one and one-half (1.5) years following the Separation Date, provided that any payments delayed pending the effective date of the Release shall be paid in arrears no later than ten (10) days after such effective date; (2) any payment of bonus pursuant to Sections 3.4(c), 3.5, or 3.7(c), shall be made in the form of a lump sum within ten (10) days following the effective date of the Release; and (3) any restricted stock grants pursuant to Sections 3.4(d), 3.5, or 3.7(d), shall be made in full within thirty (30) days following the effective date of the Release; provided, however, that:
(a)    payment of such amounts and any other amounts or benefits provided under this Agreement in connection with Employee’s termination of employment that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”), and the regulations and other guidance thereunder, and any state law of similar effect (collectively “Section 409A”), shall not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation From Service”)), unless the Company reasonably determines that such amounts and benefits may be provided to Employee without causing Employee to incur the adverse personal tax consequences under Section 409A; and
(b)    it is intended that (i) each installment of any amounts or benefits payable under this Agreement be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i) (and each such installment is hereby designated as separate for such purpose); (ii) all payments of any such amounts or benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii); and (iii) any such amounts or benefits consisting of premiums payable under COBRA also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if any such amounts or benefits constitute “deferred compensation” under Section 409A and Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, the timing of such benefit payments shall be delayed as follows, provided that the Release has become effective in accordance with its terms: on the earlier to occur of (a) the date that is six (6) months and one (1) day after Employee’s Separation From Service, and (b) the date of Employee’s death (such applicable date, the “Delayed Initial Payment Date”), the Company shall (1) pay Employee a lump sum amount equal to the sum of the benefit payments that Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this Section 3.9(b), and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.
3.10    Definitions. For purposes of this Agreement, the following definitions shall apply:
(a)    Disability. The term “Disability” shall mean a physical or mental disability that renders Employee unable to perform one or more of the essential functions of his job, as determined by two (2) licensed physicians selected jointly by the Board and Employee, for a period of 180 days during any 365 day period.
(b)    Cause. The term “Cause” shall mean (1) Employee’s conviction of any felony involving moral turpitude, fraud or dishonesty; (2) Employee’s persistent unsatisfactory performance of job duties (but only as to a termination before a Change in Control); or (3) Employee’s material violation or breach of any Company policy (as in effect prior to a Change in Control) or statutory, fiduciary, or contractual duty to the Company; provided that, in the event that the Cause described above is reasonably susceptible of being cured, the Company shall provide written notice to Employee describing the nature of such Cause and Employee shall thereafter have thirty (30) days to cure and if cured by Employee within such thirty (30) day period, such event shall not provide Cause for termination by the Company.
(c)    Good Reason. Upon or within two (2) years following a Change in Control (as defined in Section 3.10(d) below), “Good Reason” shall mean, without Employee’s express written consent, the occurrence of any of the following circumstances: (1) a material diminution in Employee’s duties from those in effect immediately prior to the Change in Control, or a materially adverse alteration in the nature or status of Employee’s responsibilities from those in effect immediately prior to the Change in Control; (2) a material reduction by the Company in Employee’s annual base salary as in effect on the date hereof or as the same may be increased from time to time; (3) the relocation of Employee’s offices to a location outside the San Diego Metropolitan area, or requiring Employee to travel on Company business to an extent materially greater than Employee’s business travel obligations immediately prior to the Change in Control; (4) the failure by the Company to pay Employee any material portion of his current compensation except pursuant to an across-the-board compensation deferral similarly affecting all the employees of the Company and all the employees of any entity whose actions resulted in a Change in Control, or to pay Employee any material portion of an installment of deferred compensation under any deferred compensation program of the Company, in each case within seven (7) days of the date such compensation is due; (5) the failure by the Company to continue in effect any compensation plan in which Employee participates immediately prior to the Change in Control which is material to Employee’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of participation relative to other participants, as existed at the time of the Change in Control; (6) a material reduction in the benefits provided to Employee under any of the Company’s directors and officers liability insurance, life insurance, medical, health and accident, or disability plans in which Employee was participating at the time of the Change in Control, or the failure by the Company to provide Employee with substantially the same number of paid vacation days to which he is entitled in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control; or (7) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement. In order to terminate this Agreement for Good Reason, Employee must provide written notice to the Company of the occurrence of one or more of the foregoing circumstances within ninety (90) days following the initial occurrence of the circumstance; provided, however, that the Company shall not be required to provide any benefits under Section 3.7 if it is able to remedy such circumstance within a period of thirty (30) days following such notice.
(d)    Change in Control. A “Change in Control” shall be deemed to have occurred if:
(i)    any Person (as such term is used in section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), as modified and used in sections 13(d) and 14(d) thereof, except that such term shall not include (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner (as such term is defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or
(ii)    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
(iii)    there is consummated a merger or consolidation of the Company with any other Company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least seventy-five percent (75%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or
(iv)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least seventy-five (75%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
3.11    No Offset. Employee shall not be required to mitigate damages under this Agreement by seeking other comparable employment or otherwise, nor shall Employee’s entitlement to any severance benefit hereunder be offset by any earned income Employee may receive from employment or consulting with a third party after his employment with the Company.
SECTION 4.    PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT.
Employee shall be required to sign and abide by the Company’s standard form of Employee Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), substantially in the form attached as Exhibit C.
SECTION 5.    COMPANY POLICIES.
Employee shall be required to comply with the Company’s employee policies and procedures established by the Company from time to time, provided Employee has notice of such policies.
SECTION 6.    ASSIGNABILITY.

This Agreement is binding upon and inures to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns. The Company may assign its rights or delegate its duties under this Agreement at any time and from time to time. However, the parties acknowledge that the availability of Employee to perform services and the covenants provided by Employee hereunder are personal to Employee and have been a material consideration for the Company to enter into this Agreement. Accordingly, Employee may not assign any of Employee’s rights or delegate any of Employee’s duties under this Agreement, either voluntarily or by operation of law, without the prior written consent of the Company, which may be given or withheld by the Company in its sole and absolute discretion.
SECTION 7.    NOTICES.
All notices and other communications under this Agreement shall be in writing and shall be given by facsimile, first class mail (certified or registered with return receipt requested), or Federal Express overnight delivery, and shall be deemed to have been duly given three days after mailing or twenty-four (24) hours after transmission of a facsimile or Federal Express overnight delivery (if the receipt of the facsimile or Federal Express overnight delivery is confirmed) to the respective persons named below:
If to the Company:    Alexandria Real Estate Equities, Inc.
385 E. Colorado Boulevard, Suite 299
Pasadena, CA  91101
Telephone:  (626) 578 0777
If to Employee:        Daniel J. Ryan
With a courtesy copy, which shall not constitute notice, to:

Grant Teeple, Esq.
Teeple Hall, LLP
9255 Towne Centre Drive, Suite 500
San Diego, CA 92121
Fax: (858) 622-0411
Telephone: (858) 622-7878
Any Party may change such Party’s address for notices by notice duly given pursuant hereto.
SECTION 8.    ARBITRATION.
To ensure the timely and economical resolution of disputes that may arise in connection with Employee’s employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Employee’s employment, or the termination of Employee’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Los Angeles, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules. By agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Company acknowledges that Employee will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that Employee would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

SECTION 9.    MISCELLANEOUS.
9.1    Entire Agreement. This Agreement, including Exhibit A, Exhibit B, and Exhibit C, and the documents expressly referenced herein, contains the full, complete, and exclusive embodiment of the entire agreement of the parties with regard to the subject matter hereof and supersedes all other communications, representations, or agreements, oral or written, and all negotiations and communications between the parties relating to this Agreement. Employee has not entered into this Agreement in reliance on any representations, written or oral, other than those contained herein. Any ambiguity in this document shall not be construed against either party as the drafter.
9.2    Amendment. This Agreement may not be amended or modified except by an instrument in writing duly executed by Employee and the Company’s Chief Executive Officer.
9.3    Applicable Law; Choice Of Forum. This Agreement has been made and executed under, and will be construed and interpreted in accordance with, the laws of the State of California, without regard to conflict of laws principles.
9.4    Provisions Severable. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or in part, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement; and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein except to the extent that such provision may be construed and modified so as to render it valid, lawful, and enforceable in a manner consistent with the intent of the parties to the extent compatible with the applicable law as it shall then appear.
9.5    Non-Waiver Of Rights And Breaches. Any waiver by a party of any breach of any provision of this Agreement shall be in writing and will not be deemed to be a waiver of any subsequent breach of that provision, or of any breach of any other provision of this Agreement. No failure or delay in exercising any right, power, or privilege granted to a party under any provision of this Agreement will be deemed a waiver of that or any other right, power or privilege. No single or partial exercise of any right, power or privilege granted to a party under any provision of this Agreement will preclude any other or further exercise of that or any other right, power or privilege.
9.6    Headings. The headings of the Sections and Paragraphs of this Agreement are inserted for ease of reference only, and will have no effect in the construction or interpretation of this Agreement.
9.7    Counterparts. This Agreement and any amendment or supplement to this Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which will together constitute a single instrument. Transmission by facsimile of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Agreement by such party.
9.8    Indemnification. In addition to any rights to indemnification to which Employee may be entitled under the Company’s Charter and By-Laws, the Company shall indemnify Employee at all times during and after Employee’s employment to the maximum extent permitted under Section 2-418 of the General Corporation Law of the State of Maryland or any successor provision thereof and any other applicable state law, and shall pay Employee’s expenses in defending any civil or criminal action, suit, or proceeding brought by a third party in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Executive Employment Agreement to be duly executed, effective as of the Effective Date stated above herein.
ALEXANDRIA REAL ESTATE EQUITIES, INC. DANIEL J. RYAN

By:    /s/ Joel S. Marcus                     /s/ Daniel J. Ryan
Joel S. Marcus
Chief Executive Officer

Date: July 9, 2010         Date: July 9, 2010

EXHIBIT B
SEPARATION DATE RELEASE

(To be signed on or within 21 days after the Separation Date.)
In exchange for the accelerated vesting of equity, severance benefits, and/or other consideration provided to me by Alexandria Real Estate Equities, Inc. (the “Company”), and as required by the Executive Employment Agreement between the Company and me effective September 7, 2010 (the “Agreement”), I hereby provide the following Separation Date Release (the “Release”).
I hereby generally and completely release the Company and its parent and subsidiary entities, and its and their respective directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company (but excluding any applicable compensation referred to in Section 3 of the Agreement and any earned and any unpaid bonus that I am entitled to receive pursuant to Section 2.3 of the Agreement, and the other exclusions expressly referenced in this Release); (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, any claims based on or arising from the Agreement); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Family Rights Act, the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, I am not releasing the Company hereby from (i) any obligation to indemnify me pursuant to the Articles and Bylaws of the Company, as provided in Section 9.8 of the Agreement, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; or (ii) any obligations with respect to any rights that I may have with respect to earned and unpaid bonuses (approved by the Compensation Committee of the Board and earned by me prior to the termination date, provided that no such bonus shall be deemed earned with respect to any fiscal year if my employment terminates before the last day of such fiscal year), deferred compensation (pursuant to a written plan or agreement), vested stock options, other vested equity incentives, accrued and unused vacation pay, unpaid expense reimbursement, or vested rights that I have under any other written plan, written program or written agreement (including without limitation written benefit plans). I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I acknowledge and agree that I am hereby waiving my right to any monetary benefits in connection with any such claim, charge or proceeding. I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against any of the Released Parties.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing that: (1) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (2) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (3) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (4) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of revocation to the Company’s Chief

Executive Officer; and (5) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it if I do not revoke it (the “Effective Date”).
I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.
I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the California Family Rights Act, the federal Family and Medical Leave Act, any Company policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.
I further agree: (1) not to disparage the Company, or any of the other Released Parties, in any manner likely to be harmful to its or their business, business reputation, or personal reputation (although I may respond accurately and fully to any question, inquiry or request for information as required by legal process); (2) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents; and (3) to reasonably cooperate with the Company, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with the Company’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of my employment by the Company.
By:        /s/ Daniel J. Ryan
Daniel J. Ryan
Date: July 9, 2010

EXHIBIT C
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
In consideration of my employment or continued employment by ALEXANDRIA REAL ESTATE EQUITIES, INC. (the “Company”) and the compensation now and hereafter paid to me, I hereby agree as follows:
1.NONDISCLOSURE.
1.1    Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless the Chief Executive Officer (“CEO”) of the Company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.
1.2    Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data, or information of the Company, and of its parent and subsidiary entities. By way of illustration but not limitation, Proprietary Information includes: (a) ideas, information and materials, tangible or intangible, not generally known to the public, relating in any manner to the business of the Company (which includes, but is not limited to, acquiring, owning, operating, managing, leasing, selling, buying, expanding, developing, or redeveloping properties containing office or laboratory space for lease to pharmaceutical, biotechnology, life science product or life science service companies, scientific research institutions, universities or government agencies involved in laboratory research, and providing space and services to early stage life sciences companies located in the principal life sciences markets in the United States and in other countries) and its parents, subsidiaries, predecessors, successors, affiliated entities (e.g., joint ventures, corporate partners) and personnel (including its officers, directors, agents, employees, consultants and contractors), tenants (including, but not limited to, underwriting criteria, approaches, and analyses, and lease forms), customers, clients, vendors, suppliers, distributors, consultants, brokers, sellers, developers and all others with whom it does business, that I learn, acquire or develop during the period of my employment with the Company; (b) trade secrets, inventions, ideas, processes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques (hereinafter collectively referred to as “Inventions”); (c) manuals, documents, notes, notebooks, memoranda, files, computer programs, protocols, compilations of technical, financial or other data, properties, lists of actual or prospective tenants, customers and clients, names of vendors, suppliers, distributors and consultants, specifications, designs, drawings, plans, proposals, bids, reports, forecasts, financial information, works in progress, and other technical or business information; (d) market information developed by the Company, or information or forms regarding plans for research, development, new products, completed or potential future property acquisitions, redevelopments, developments, construction projects, investments, marketing and selling, business plans, budgets and unpublished financial statements, financial models and assumptions, databases, licenses, prices and costs, suppliers, customers, tenants, clients, vendors, distributors, and consultants; (e) the existence of any business discussions, negotiations or agreements between the Company and any third party; and (f) information regarding the skills, compensation and agreements of other employees, contractors or other agents of the Company or its subsidiaries or affiliates. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, information which is not gained as a result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.
1.3    Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties (e.g., tenants, customers, brokers, sellers, suppliers, developers, corporate partners or affiliates) confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.
1.4    No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other third party in violation of any legal obligation I may have to such party, and I will not bring onto the premises of the Company, or use in connection with my work for the Company, any unpublished documents or any property belonging to any former employer or any other third party in violation of any legal obligation I may have to such party, unless consented to in writing by that former employer or other third party. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
1.    ASSIGNMENT OF INVENTIONS.
1.5    Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.
1.6    Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license

(with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.
1.7    Assignment of Inventions. Subject to Sections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”
1.8    Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.
1.9    Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within one (1) year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.
1.10    Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.
1.11    Works for Hire. To the extent that I am serving as an employee of the Company, rather than a consultant, I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C. Section 101).
1.12    Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.
In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
2.    RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

3.    ADDITIONAL ACTIVITIES. I agree that during the period of my employment by (or other relationship with) the Company, I will not, without the Company’s express written consent, engage in any activity that is or may be (in the reasonable discretion of the Company) competitive with the Company or preparing to compete with the Company, directly or indirectly, in the business of owning, operating, acquiring, managing, leasing, expanding, redeveloping or developing commercial properties throughout the United States and in other countries containing office and laboratory space designed or improved for lease to pharmaceutical, biotechnology, life science product and services companies, not-for-profit scientific research institutions, diagnostic and personal care products companies (for the purpose of laboratory research), technology enterprises, universities, or government agencies, whether or not for compensation, or which would otherwise conflict with my employment (or other relationship) with the Company.
4.    NON-SOLICITATION. I acknowledge that, because of the nature of my work for the Company, my solicitation, serving or retention of certain tenants (“Tenants”), or certain brokers, vendors, suppliers, distributors, consultants or partners with whom the Company does business from time to time related to my work for the Company (each such person or entity, a “Supplier”) would necessarily involve the use or disclosure of Proprietary Information, and the proprietary relationships and goodwill of the Company. Accordingly, for a period of two (2) years following the termination of my employment with the Company for any reason, I shall not, directly or indirectly, solicit (a) any Tenant of the Company, or (b) any Supplier or strategic partner of the Company (i) as to which I was informed of any nonstandard or confidential terms in the contract, business arrangement, or negotiation between the Company and such Supplier or strategic partner, or (ii) that is then providing, or is under contract to provide within one (1) year, services to the Company, which would be interrupted or impeded as a result of such solicitation. I further agree that for a period of two (2) years following the termination of my employment with the Company for any reason, I shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce, any Tenant or Supplier to terminate his, her or its relationship with the Company for any purpose, including, but not limited to, the purpose of associating with or becoming a Tenant or Supplier, whether or not exclusive, of mine or any entity of which I am or become a partner, stockholder, principal, member, officer, director, employee, agent, trustee or consultant. I understand that I am not prohibited from accepting employment with a Tenant or Supplier provided I act in accordance herewith.

5.    NON-INTERFERENCE. During the period of my employment with the Company and for two (2) years thereafter, I shall not, directly or indirectly, solicit, induce, encourage or attempt to solicit, induce or encourage, any person known to me to be an employee or independent contractor of the Company to terminate his or her employment or other relationship with the Company for any purpose whatsoever, including, but not limited to, the purpose of associating with (A) any entity of which I am or become an officer, director, partner, stockholder, member, principal, employee, agent, trustee or consultant, or (B) any competitor of the Company.
6.    NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
7.    RETURN OF COMPANY PROPERTY. When I leave the employ of the Company or earlier at the Company’s request, I will deliver to the Company all of the Company’s property, equipment (including, without limitation, computers, Palm Pilots or similar devices), software programs, documents, records, proposals, notes, notebooks, lists (including any lists of tenants, properties, customers, clients, vendors, suppliers, distributors, consultants or agents with whom the Company does business), and files; promotional literature, annual reports and other reports, studies, fact sheets, brochures, documents and materials relating to acquisitions or potential acquisitions; documents and materials relating to redevelopments or developments; agreements; leases; term sheets; letters of intent and similar documents; draft documents; any and all materials containing or disclosing Proprietary Information, Company Inventions or Third Party Information; and any and all other materials (including, without limitation, computerized and/or electronic information) that refer, relate or otherwise pertain to the Company and/or its officers, directors, agents, employees or consultants; and any and all business dealings of said persons and entities, that I received, developed or obtained during my employment with the Company or which I otherwise possess or control, together with all copies or reproductions thereof, in whole or in part. I agree to certify in writing that I have conducted a diligent search to locate any property or information described in the preceding sentence that is within my custody or control and that I have complied with the requirements of that sentence. I further agree that any property situated on or accessible from the Company’s premises and owned by the Company, including computers, disks and other storage media, files, filing cabinets, or other work areas, is subject to inspection by Company personnel at any time during or after my employment with the Company, with or without further notice.
8.    LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the damage or misappropriation of which would cause the Company irreparable harm, the Company shall have the right to enforce this Agreement (as provided in Section 10 herein) and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
9.    DISPUTE RESOLUTION. Any and all disputes, claims, or causes of action, in law or equity, arising out of or relating to this Agreement, my hiring by, employment with or separation from the Company, or any other dispute arising between or among me and the Company and/or its officers, directors, agents, employees or consultants (collectively, “Claims”), shall be resolved to the fullest extent permitted by law, by final, binding, and (to the extent permitted by law) confidential arbitration conducted by JAMS, Inc. (“JAMS”) before a single arbitrator in Los Angeles, California in accordance with the applicable JAMS rules then in effect (provided that, if such rules conflict with this paragraph in any manner, the terms of this paragraph shall control). The Company and I both acknowledge that by agreeing to this arbitration procedure, each party is waiving the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. I will have the right to be represented by legal counsel at any arbitration proceeding. In addition to and notwithstanding those rules, I and the Company agree that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each Claim and the relief, if any, awarded as to each Claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all of the JAMS arbitration fees in excess of the amount of filing and other court-related fees I would have been required to pay if the Claims were asserted in a court of law. Nothing in this Agreement is intended to prevent either the Company or me from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

10.    NOTICES. Any notices required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon receipt of electronic acknowledgment of transmission; or (iv) within three (3) business days if sent by U.S. mail. Notice shall be sent to me at the last address provided in writing to the Company or to the Company to the attention of its CEO at the Company’s principal place of business.
11.    NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement by the Company providing a copy of this Agreement to my new employer, or otherwise.
12.

GENERAL PROVISIONS.
12.1    Governing Law; Consent to Personal Jurisdiction. This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I hereby expressly consent to the personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.
12.2    Severability. Should any provisions of this Agreement be held by a court of law to be invalid, illegal or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby; and the provision in question shall be modified so as to render it enforceable consistent with the parties’ intent insofar as possible under applicable law.
12.3    Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
12.4    Survival. The provisions of this Agreement shall survive the termination of my employment for any reason and the assignment of this Agreement by the Company to any successor in interest or other assignee.
12.5    At-Will Employment. I acknowledge that my employment relationship with the Company is terminable at-will. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause, and with or without advance notice.
12.6    Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
12.7    Export. I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.
12.8    Advice of Counsel. I acknowledge that, in executing this Agreement, I have had the opportunity to seek the advice of independent legal counsel, and I have read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.
12.9    Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement (except for Section 2.7 (Works For Hire)) shall apply to any time during which I was previously employed or was previously engaged as a consultant, or am in the future employed or am in the future engaged as a consultant, by the Company (or its parent or subsidiary entities) if no other written agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior representations, promises, and agreements between us with respect to such subject matter. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged (which, in the case of the Company, shall require the signature of a duly authorized officer of the Company). Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment (or the first day of my engagement as a consultant with the Company if such engagement preceded my employment and this Agreement applies to such previous engagement pursuant to Section 13.9).
ACCEPTED AND AGREED TO:
ALEXANDRIA REAL ESTATE EQUITIES, INC.
By: Joel S. Marcus
Title: Chief Executive Officer
Dated: _July 9, 2010__________
I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND AND AGREE TO ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.
Dated: ___July 9, 2010________
/s/ Daniel J. Ryan
(Signature)
Daniel J. Ryan
(Printed Name)

EXHIBIT D
VERALLIANCE INDEMNITY
In consideration of the consent by Alexandria Real Estate Equities, Inc. (the “Company”) to Daniel J. Ryan’s continued activities with Veralliance Properties, Inc., including its successors and assigns (collectively, “VPI”), during Mr. Ryan’s employment with the Company as discussed in Exhibit A to the Executive Employment Agreement between the Company and Mr. Ryan (the “Agreement”), VPI hereby agrees as follows:

(1)    Insurance Coverage. VPI represents and warrants that it maintains, and will continue to maintain during the period of Mr. Ryan’s employment with the Company, general commercial liability insurance providing coverage in an amount of no less than $1,000,000.00. A Certificate of Insurance indicating such coverage will be delivered to the Company by VPI upon request.

(2)    Indemnification. VPI hereby indemnifies and holds harmless, and promises to defend, the Company and its affiliates, employees, and agents, from and against any and all liabilities, losses, damages, costs, and other expenses (including attorneys’ and expert witnesses’ costs and fees) arising from or relating to any claims made against the Company alleging liability arising from or related to any actions or omissions of either VPI or Mr. Ryan (with respect to Mr. Ryan’s actions on behalf of VPI) (each, a “Claim”). In the event of any Claim for which the Company (or any of its affiliates, employees, or agents) is or may be entitled to indemnification hereunder, the Company may, at its option, require VPI to defend such Claim at VPI’s sole expense. VPI may not agree to settle any such Claim without the Company’s express prior written consent.

(3)    Noncompetition. VPI hereby agrees that it will not engage, directly or indirectly, in any activities that are, or reasonably could be considered, competitive with the Company’s business activities (including but not limited to engaging in activities in preparation to compete with the Company), unless such activities are expressly permitted under the Agreement or otherwise are authorized in advance and in writing by the Company.

ENTERED INTO BY:                ACKNOWLEDGED BY:

VERALLIANCE PROPERTIES, INC.            ALEXANDRIA REAL ESTATE EQUITIES, INC.

/s/ Daniel J. Ryan                            /s/ Joel S. Marcus
Daniel J. Ryan                            Joel S. Marcus
Chief Executive Officer